ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                                                            COPY

                                                                           FILED
                                                            In the Office of the
                                                     Secretary of State of Texas

                                                                     JAN 15 2002
                                                               Corporate Section

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:


                                    ARTICLE I
                                    ---------

The name of the Corporation is Sitra Investments, Inc.


                                   ARTICLE II
                                   ----------

The following two amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation on January 4, 2002:

1. The Articles of Incorporation are amended to change the name of the Corporation to Restaurant Training Corporation. This amendment alters Article I of the original Articles of Incorporation and the full text of the altered
Article is as follows:

The name of the Corporation is Restaurant Training Corporation.

2. The Articles of Incorporation are amended to increase the authorized shares of the Corporation. This amendment alters Article IV of the original Articles of Incorporation and the full text of the altered Article is as follows:

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares, par value of one-dollar ($1.00) per share, shall be of a class designated "Common Stock" and ten-million (10,000,000) shares, par value of two dollars ($2.00) per share, shall be of a class designated "Preferred Stock". The express terms and provisions of the shares of each class of stock are as follows:

                              COMMON STOCK, CLASS A
   Noncumulative, Common Stock, at a par value of one dollar ($1.00) per share

(1) Dividends. Subject to all of the rights of the other classes of stock, the holders of Common Stock shall be entitled to receive, when, and if declared by the Board of Directors of the Corporation ("Board of Directors"), out of funds legally available therefore, dividends payable in cash, stock or otherwise;

(2) Voting Rights. Each share of Common Stock has one (1) vote on each matter on which the share is entitled to vote. Shareholders may not cumulate their votes for any voting matter;

(3) Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of any issued and outstanding classes of Preferred Stock have been paid in full for the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of any issued and outstanding classes of Preferred Stock;
(4) Preemptive Rights. No shareholder of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Board of Directors; and

(5) Other Rights. The holders of shares of Common Stock shall have any other rights as are established by the Board of Directors and provided for by law.

                                 PREFERRED STOCK

1. The Board of Directors is authorized, subject to applicable law and the provisions of this Article, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(b) the dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c) the voting powers, full or limited, if any, of shares of such series, and under what conditions, if any, the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a class for the election of one or more directors of the Corporation in case of dividend arrearages or other specified events or upon other matters;

(d) whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including, but not limited to, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

(e) the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates;

(f) whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series, including, but not limited to, the price or prices at which the shares may be purchased or redeemed, or to other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(h) whether the issuance of additional shares of Preferred Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series;

(i) the right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation; and

(j) any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with applicable law or the provisions of these Articles of Incorporation, as amended from time to time.

 2. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding until the Corporation elects to retire them, shares which are held as treasury shares, including shares redeemed, shares purchased and retired and shares which have been converted) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as a part of another series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock.

3. The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

Issuance of the classes of Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of any class of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation. In such amounts, to such persons, corporations, or entities, for such consideration as the Board of Directors in its sole discretion may determine and without any vote or other action by the stockholders except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred Stock (collectively "Securities"). The Securities must be issued for consideration of money, property, and/or services as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued.


                                   ARTICLE III
                                   -----------

The number of shares of the Corporation outstanding at the time of such adoption was 5,000,000; and the number of shares entitled to vote thereon was 5,000,000.


                                   ARTICLE IV
                                   ----------

The holders of all of the shares outstanding and entitled and entitled to vote on said amendments have signed a consent in writing pursuant to Article 9.10 adopting said amendments and any written notice required by Article 9.10 has been given.



Dated: January 14, 2002.

                                   Sitra Investments, Inc.



                                   By: /s/ J. Scott Sitra
                                      --------------------------------------
                                      J. Scott Sitra
                                      President and Chief Executive Officer